SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [_]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                      EDUCATIONAL VIDEO CONFERENCING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________
4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________
[_]  Fee paid previously with preliminary materials:

________________________________________________________________________________
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

________________________________________________________________________________
     2)   Form, Schedule or Registration Statement No.:

________________________________________________________________________________
     3)   Filing Party:

________________________________________________________________________________
     4)   Date Filed:

________________________________________________________________________________

                      EDUCATIONAL VIDEO CONFERENCING, INC.
                      35 EAST GRASSY SPRAIN ROAD, SUITE 200
                             YONKERS, NEW YORK 10710

                                                                   May 21, 2001


TO OUR STOCKHOLDERS:


     Your are cordially invited to attend our 2001 Annual Stockholders' Meeting to be held at the Tree Tops Restaurant at the Holiday Inn, 125 Tuckahoe Road, Yonkers, N.Y. 10710 on June 27, 2001 at 11:00 a.m. local time.

     We have enclosed a Notice of annual meeting of stockholders and Proxy Statement that discuss the matters to be presented at the meeting.

     In addition to acting on the matters listed in the Notice of annual meeting of stockholders, we will discuss our progress, and you will be given an opportunity to ask questions of general interest to all stockholders.

     We have also enclosed a copy of a letter to you regarding last year's results and recent developments and our Form 10-KSB for our fiscal year ended December 31, 2000. In addition, because we did not hold an annual meeting last year, we have enclosed a copy of our Form 10-KSB for our fiscal year ended December 31, 1999. Accordingly, you may want to ask questions at the annual meeting regarding 1999.

     We hope that you will come to the annual meeting in person. Even if you plan to come, we strongly encourage you to complete the enclosed proxy and return it to us in the enclosed business reply envelope. Instructions are shown on your proxy. If you are a stockholder of record and later find you can be present or, if for any reason you desire to revoke your proxy, you can do so at any time before the voting. Your vote is important and will be greatly appreciated.




                                          Dr. Arol I. Buntzman
                                          CHAIRMAN & CHIEF EXECUTIVE OFFICER

                      EDUCATIONAL VIDEO CONFERENCING, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


         TIME..................... o 11 a.m., local time, on Wednesday, JunE 27,
                                     2001.

         PLACE.................... o Tree Tops Restaurant at the Holiday Inn,
                                     125 Tuckahoe Road, Yonkers, N.Y. 10710.

         PURPOSES................. o To elect two members of Class 1 of the board of directors to serve for two year terms.

                                   o To elect two members of Class 2 of the
                                     board of directors to serve for three year terms.

                                   o To ratify the terms and issuance of our
                                     Series B 7% Convertible Preferred Stock and related warrants.

                                   o To approve an amendment of our certificate
                                     of incorporation to delete a provision
                                     requiring redemption of our Series B 7%
                                     Convertible Preferred Stock.

                                   o To ratify the appointment of Goldstein
                                     Golub Kessler LLP as our independent
                                     auditors for the 2001 fiscal year.

                                   o To transact any other business that
                                     properly comes before the meeting or any adjournment of the meeting.

           RECORD DATE............ o You can vote if you were a stockholder of record at the close of business May 7,
                                     2001.



                                             By order of the board of directors,

                                             Richard Goldenberg
                                             SECRETARY

May 21, 2001
Yonkers, New York



                             YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE AS SOON AS POSSIBLE.

                      EDUCATIONAL VIDEO CONFERENCING, INC.
                      35 EAST GRASSY SPRAIN ROAD, SUITE 200
                             YONKERS, NEW YORK 10710


                                 PROXY STATEMENT


                   GENERAL INFORMATION ABOUT THE SOLICITATION

     We are sending you these proxy materials in connection with the solicitation by the board of directors of Educational Video Conferencing, Inc. (Nasdaq: EVCI) of proxies to be used at the annual meeting of stockholders to be held on June 27, 2001, and at any adjournment or postponement of the meeting. "We", "our", "us" and "EVCI" all refer to Educational Video Conferencing, Inc. The proxy materials are first being mailed on or about May 21, 2001.

WHO MAY VOTE

     You will only be entitled to vote at the annual meeting if our records show that you held your shares on May 7, 2001. At the close of business on May 7, 2001, a total of 4,492,961 shares of our common stock were outstanding and entitled to vote. Each share of common stock has one vote.

VOTING BY PROXY

     If your shares are held by a broker, bank or other nominee, it will send you instructions that you must follow to have your shares voted at the annual meeting. If you hold your shares in your own name as a record holder, you may instruct the proxy agents how to vote your shares by completing, signing, dating, and mailing the proxy card in the enclosed postage-paid envelope. Of course, you can always come to the meeting and vote your shares in person.

     The proxy agents will vote your shares as you instruct. If you sign and return your proxy card without giving instructions, the proxy agents will vote your shares:

     o FOR each person named in this Proxy Statement as a nominee for election to the board of directors;

     o FOR the ratification of the terms of our Series B preferred stock and related warrants;

     o FOR the amendment to our certificate of incorporation deleting a provision relating to redemption of our Series B preferred ; and

     o FOR ratification of the appointment of Goldstein Golub Kessler LLP as our independent auditors for the fiscal year ending December 31, 2001.

HOW TO REVOKE YOUR PROXY

     You may revoke your proxy at any time before it is voted. If you are a record stockholder, you may revoke your proxy in any of the following ways:

     o  by giving notice of revocation at the annual meeting

     o by delivering to the Secretary of the Company, 35 East Grassy Sprain Road, Suite 200, Yonkers, New York 10710,written instructions revoking your proxy

     o  by delivering to the Secretary an executed proxy bearing a later date

     o  by voting in person at the annual meeting.

HOW VOTES WILL BE COUNTED

     The annual meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the meeting. If you have returned a valid proxy or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced. Abstentions and broker "non-votes" are counted in determining whether a quorum is present. A "broker non-vote" occurs when a broker, bank or nominee that holds shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received voting instructions from the beneficial owner.

     If a quorum is not present at the annual meeting, a majority of the shares present, in person or by proxy, has the power to adjourn the meeting from time to time until a quorum is present. Other than announcing, at the annual meeting, the time and place of the adjourned meeting, no notice of the adjournment will be given to stockholders, unless required because of the length of the adjournment.

     Directors will be elected by a plurality of the votes cast.

     The affirmative vote of a majority of the outstanding shares of our common stock and two-thirds of the outstanding shares of our Series B preferred is required to approve the amendment to our certificate of incorporation to delete a provision requiring redemption of our Series B preferred.

     The affirmative vote of a majority of the votes cast is required to approve all other matters voted on at the meeting.

     Abstentions and broker "non-votes" are not counted in the election of directors and the approval of any other matter.

     Votes that are withheld or shares that are not voted will have the same legal effect as a vote against the proposed amendment to our certificate of incorporation but will have no effect on the outcome of any other matter voted on.

COST OF THIS PROXY SOLICITATION

     We will pay the cost of the proxy solicitation. We may retain the services of a proxy solicitor in case we need assistance in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay a solicitor a fee that will not exceed $6,500 for its services and will reimburse it for certain out-of-pocket expenses estimated to be not more than $3,500. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. We expect that some of our officers and regular employees will solicit proxies by telephone, facsimile, e-mail, or personal contact. None of these officers or employees will receive any additional or special compensation for doing this.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of EVCI that are intended to be presented by them at our 2002 annual meeting of Stockholders must be received by EVCI no later than January 18, 2002 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to that meeting.

                              ELECTION OF DIRECTORS

GENERAL

     Our board of directors has six members and is divided into three classes, each with two directors who are normally elected for a three-year term. Classes 1 or 2 will be elected at the 2001 annual meeting. Class 1 directors are being elected at this meeting because we did not hold an annual meeting last year. Accordingly, they will serve a two-year term expiring at our 2003 annual meeting. Class 2 directors will serve a three-year term expiring at our 2004 annual meeting.

     Your proxy will be voted FOR the election of the four management nominees named below who are members of Class 1 and 2, unless you withhold authority to vote for all or any of the nominees. Management has no reason to believe that a nominee will be unwilling or unable to serve as a director. However, if a nominee is unwilling or unable to serve, your proxy will be voted for another nominee designated by our board of directors.

DIRECTOR NOMINEES

     The following table lists management's Class 1 and 2 director nominees.

    NAME                                      CLASS         DIRECTOR SINCE

    Dr. Arol I. Buntzman                        1                  1997

    Philip M. Getter                            1                  1999

    Dr. John J. McGrath                         2                  1997

    Royce N. Flippin, Jr.                       2                  1999


DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists our directors and executive officers.

    NAME                       AGE    POSITIONS WITH EVCI

    Dr. Arol I. Buntzman*      57     Chairman of the board and chief executive
                                      officer, compensation committee member
    Dr. John J. McGrath*       47     President and director
    Richard Goldenberg*        55     Chief financial officer, secretary
                                      and director
    Philip M. Getter           64     Consultant and director
    Arthur H. Goldberg         59     Director and audit and compensation
                                      committee member
    Royce N. Flippin, Jr.      66     Director and audit committee member
    -------------------------
    *Executive Officer

     Biographical information provided to us by our directors and executive officers follows.

     DR. AROL I. BUNTZMAN has served as chairman of the board and chief executive officer of EVCI since it's inception in March 1997 and as a member of the compensation committee since February 1999. From October 1996 until he founded EVCI with Dr. John McGrath, Dr. Buntzman worked with Dr. McGrath on EVCI's business plan. From August 1995 to October 1996 he was chairman of the board and chief executive officer and a principal stockholder of Educational Televideo Communications, Inc. a provider of distance learning services. From July 1995 through June 1996, he served as director of interactive video conferencing distance learning of Fordham University. From September 1992 through July 1995 he was an adjunct professor and the director of the weekend program, a college program for working adults, at Mercy College, Dobbs Ferry, New York.

     Dr. Buntzman received a doctorate in education through the executive leadership program of Fordham University Graduate School of Education in May 1995, a professional diploma in educational administration from Fordham University Graduate School of Education in May 1993 and a Masters of Business Administration from Arizona State University in September 1970. His doctoral dissertation focused on using live interactive video conferencing as an educational delivery method and for graduate education programs.

     DR. JOHN J. MCGRATH has served as president and a director of EVCI since it's inception in March 1997. From October 1996 until he founded EVCI with Dr. Buntzman, he worked with Dr. Buntzman on EVCI's business plan. From August 1995 to October 1996, he was president, a director and a principal stockholder of Educational Televideo Communications, Inc.

     From January 1995 to February 1997, Dr. McGrath served as special assistant to the president of the Mercy College, Dobbs Ferry, New York. Through December 1994, he served as assistant vice-president for extension Centers of Mercy College where he was responsible for establishing and managing seven college extension centers in New York City and Westchester County, New York. He also served as the dean of the White Plains Campus of Mercy College from 1990 through 1993.

     Dr. McGrath holds a Ph.D. from the Fordham University Graduate School of Arts and Sciences, with a specialization in law and criminal justice.

     RICHARD GOLDENBERG has served as chief financial officer, secretary and a director of EVCI since its inception. From October 1996 until October 1997, Mr. Goldenberg served as chief financial officer, treasurer and secretary of RDX Acquisition Corp., a company that provides proprietary electronic messaging and automation software. From 1986 through September 1996, he served as vice-president, treasurer and secretary of Celadon Group, Inc., a publicly traded transportation company. He has a B.B.A. in accounting from Baruch College, CUNY.

     ROYCE N. FLIPPIN, JR. has been a director and a member of EVCI's audit committee since February 1999. He has served, since 1992, as president of Flippin Associates, a consulting firm focusing on the development of resources, programs and new markets and human resource management for career planning, communication and leadership skills. After serving as a tenured professor and director of athletics at MIT from 1980 to 1992, he was a director of program advancement at MIT from 1992 to 1999, in which capacity he provided consulting services to the MIT Office of Individual Giving -Resource Development regarding projects that include technology transfers, individual gift bequests and the planned MIT athletic center. In 2000, Mr. Flippin was appointed a senior managing director and member of the executive committee of Universal Genesis, LLC, A Privately owned financial services and development company. Mr. Flippin is a trustee or board member of several profit and non-profit organizations, including Ariel Capital Management Funds (trustee since 1986), Radkowsky Thorium Power Corporation, a privately-held company that is developing non-proliferative nuclear fuels (director since 1994 and chairman from 1995-1997) and The Princeton Club of New York. Mr. Flippin holds an A.B. degree from Princeton University and an M.B.A. degree from Harvard University Graduate School of Business Administration.

     ARTHUR H. GOLDBERG has been a director and member of EVCI's audit and compensation committees since February 1999. He has served as president of Manhattan Associates, L.L.C., an investment and merchant banking firm, since 1994. From 1990 through 1993, he served as chairman of Reich & Co., a New York Stock Exchange member firm that specialized in investment banking and corporate finance for small-cap companies. Mr. Goldberg holds a B.S. degree from New York University Stern School of Business and a J.D. degree from New York University School of Law.

     PHILIP M. GETTER has been a director since May 1999. Since December 2000, he has been an independent financial consultant. From March 1996 to December 2000, he served as a managing director and head of corporate finance of Prime Charter Ltd., the lead underwriter of EVCI's IPO. From 1992 to March 1996, he was a senior vice president, investment banking, at Josephthal Lyon & Ross. Mr. Getter has more than 30 years of experience in the securities industry. From 1975 to 1981 he was chairman and chief executive officer of Generics Corporation of America, a public company that was one of the largest generic drug companies in the U.S. He is a member of the League of American Theatres and Producers, serves on the Board of the American Theatre Wing and is a Trustee of the Kurt Weill Foundation for Music. Mr. Getter has produced events for Broadway, film and television. Mr. Getter received his B.S. in industrial relations from Cornell University.

     Executive officers of EVCI are appointed by the board of directors and serve at the discretion of the Board, subject to the terms of applicable employment agreements. There are no family relationships among any of the directors or executive officers of EVCI.

     As set forth above, each of Drs. Buntzman and McGrath was an executive officer, director and principal stockholder of Educational Televideo. From February 1995 through July 1996, Educational Televideo had delivered courses to one customer, using video conferencing equipment and dedicated phone lines. Educational Televideo ceased business operations in September 1996. Drs. Buntzman and McGrath terminated their affiliation with Educational Televideo in October 1996 when it became apparent to them that anticipated financing needed to resume Educational Televideo's business would not be provided. Drs. Buntzman and McGrath believe that, when they resigned, Educational Televideo's remaining liabilities consisted solely of approximately $300,000 of accounts payable to vendors, primarily for equipment and supplies.

To the knowledge of Drs. Buntzman and McGrath, bankruptcy proceedings have not been commenced or threatened by or against Educational Televideo.

BOARD MEETINGS AND COMMITTEES

     During 2000, our board of directors met six times and had an audit committee and a compensation committee.

     AUDIT COMMITTEE. The board of directors has adopted a written charter for its audit committee, a copy of which is Appendix A to this proxy statement. For a description of the functions of the audit committee you should read Appendix A and particularly note the information under the captions "Authority" and "Responsibilities."

     It is the opinion of the board of directors that each of the two audit committee members is an independent director as defined in Rule 4200 (a)(15) of the NASD Marketplace Rules.

     The audit committee met two times during 2000.

                          REPORT OF THE AUDIT COMMITTEE

     In connection with inclusion of the audited financial statements in our 2000 Annual Report on form 10-K, the audit committee:

     o  reviewed the audited financial statements with management;

     o discussed with our independent auditors the materials required to be discussed by SAS 61;

     o reviewed the written disclosures and the letter from our independent auditors required by Independent Standards Board Standard No. 1 and discussed with our independent auditors their independence; and

     o based on the foregoing review and discussion, recommended to the board of directors that the audited financial statements be included in our 2000 Annual Report on form 10-K.

                                    Royce N. Flippin Jr., audit committee member
                                    Arthur H. Goldberg, audit committee member.

     COMPENSATION COMMITTEE. The compensation committee reviews and, as it deems appropriate, recommends to the board of directors policies, practices and procedures relating to the compensation of officers and other managerial employees and the establishment and administration of employee benefit plans. The compensation committee also administers our 1998 incentive stock plan. The board of directors determines issues relating to Dr. Buntzman's compensation. The compensation committee held three meetings during 2000.

                             EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE

     The following table shows compensation paid for the years ended December 31, 2000, 1999, and 1998 to EVCI's chief executive officer and its other highest paid executive officers who earned more than $100,000 in 2000.


                                                                               LONG TERM
                                          ANNUAL COMPENSATION                 COMPENSATION
                                          ------------------                  -------------
                                                                                  AWARDS
                                                                                  ------
                                                                                COMMON STOCK
                                                                 OTHER ANNUAL   UNDERLYING
NAME AND PRINCIPAL POSITION     YEAR     SALARY       BONUS      COMPENSATION   OPTIONS
---------------------------------------------------------------------------------------------
Dr. Arol I. Buntzman            2000     332,750      500,000         --           --
     Chairman of the            1999     270,000      293,333         --        120,000
     board and chief            1998     210,000       70,000         --           --
     executive officer

Dr. John J. McGrath             2000     200,000       70,000         --           --
     President                  1999     158,666       91,667(2)      --         40,000
                                1998     126,500        5,750         --           --
                                                                      --           --

Richard Goldenberg              2000     125,000       40,000         --           --
     Chief financial officer    1999     117,666       55,000(3)      --         15,000
                                1998     102,000        4,750       13,200         --

James H. Mollitor               2000     120,000       20,000         --           --
      Chief technical officer   1999     120,000        5,000         --           --
                                1998(5)   57,500        2,000         --         50,000
-----------------------------

(1) Includes $43,333 of bonus earned in 1998, payment of which was deferred at the election of Dr. Buntzman.

(2) Includes $21,667 of bonus earned in 1998, payment of which was deferred at the election of Dr. McGrath.

(3) Includes $15,000 of bonus earned in 1998, payment of which was deferred at the election of Mr. Goldenberg.

(4) Consulting fees earned prior to Mr. Goldenberg's full-time employment by EVCI, the payment of which was deferred at the election of Mr. Goldenberg.

(5)  Was employed from July 1998 to March 2001.

Aggregated option exercises in 2000 and 2000 year-end option values




                       NUMBER OF SHARES OF COMMON STOCK     VALUE OF UNEXERCISED IN-THE-MONEY
                        UNDERLYING UNEXERCISED OPTIONS AT             OPTIONS AT
                             DECEMBER 31, 2000                    DECEMBER 31, 2000 (1)
NAME                     EXERCISABLE   UNEXERCISABLE        EXERCISABLE(2) UNEXERCISABLE(2)
----                     -----------   -------------        -----------    ----------------
Dr. Arol I. Buntzman         30,000       90,000                 0                0

Dr. John J. McGrath          10,000       30,000                 0                0

Dr. Richard Goldenberg        3,750       11,250                 0                0

James H. Mollitor            10,000       40,000                 0                0
-------------------------

(1) Based on $3.75 per share, the December 29, 2000 last sale price reported on Nasdaq.
(2)  Based on exercise prices ranging from $7.00 to $40.00 per share.

DIRECTOR COMPENSATION

     Directors who are not officers or employees of EVCI are paid $1,000 for attending each meeting of the board of directors or any committee thereof and travel expenses.

     In addition, our 1998 incentive plan authorizes the automatic grant of an option to purchase 5,000 shares of common stock to non-employee directors on the date on which he or she first becomes a non-employee director. Each non-employee director is automatically granted an option to purchase 5,000 shares of common stock on March 1 of each year, provided he or she is then a non-employee director and, as of such date, he or she has served on the board of directors for at least the preceding six months. Options granted to non-employee directors vest in three annual installments commencing on the first anniversary of the date of grant and have a term of ten years. The exercise price of options granted to non-employee directors is 100% of the fair market value per share of common stock on the date of grant. A non-employee director who has been granted stock or options by EVCI under a consulting or other arrangement is ineligible to receive any subsequent automatic grants unless the compensation committee determines otherwise.

EMPLOYMENT AGREEMENTS

     Each of Dr. Buntzman, Dr. McGrath, and Mr. Goldenberg has an employment agreement with EVCI.

     The employment agreement with Dr. Buntzman provides for his employment as chairman and chief executive officer at an annual salary of $346,500 since November 15, 2000.

     The employment agreement with Dr. McGrath provides for his employment as president at an annual salary of $210,000 since January 1, 2001. Effective April 15, 2001, Dr. McGrath agreed to a reduction of his annual salary to $150,000, subject to review in three months.

     The employment agreement with Mr. Goldenberg provides for his employment as chief financial officer at an annual salary of $150,000 since January 1, 2001. Effective April 15, 2001, Mr. Goldenberg agreed to a reduction of his annual salary to $130,000, subject to review in three months.

     Each of the employment agreements expires December 31, 2001. Dr. Buntzman's and Dr. McGrath's agreements expressly permit salary increases and bonuses as the Board determines. Each employment agreement entitles the officer to participate in the health, insurance, pension and other benefits, if any, generally provided to our employees. Dr. Buntzman's and Dr. McGrath's agreements entitle them to additional life insurance equal to three times their respective salaries. Each employment agreement also provides that, with certain exceptions, until 18 months after the termination of employment with EVCI, the officer may not induce employees to leave the employ of EVCI or participate in any capacity in any business activities that compete with the business conducted by EVCI during the term of the employment agreement.

     EVCI can terminate the employment of an officer upon extended disability or for cause (as defined in his agreement). If employment is terminated by EVCI without cause, the agreements generally provide EVCI must pay the officer's salary and health and insurance benefits until the earlier of a specified date or the scheduled termination date of the employment agreement or, in the case of each of Dr. Buntzman and Dr. McGrath, until 36 months after termination of his employment.

CHANGE OF CONTROL AGREEMENT

     EVCI has an agreement with Dr. Buntzman providing for payments to him, in the event his employment with EVCI is terminated after a change in control of EVCI during the term of the agreement. A change of control means any of the following:

     o any person becomes the beneficial owner of 25% or more of our voting securities; or

     o during any consecutive three years, EVCI's directors at the beginning of such three year period and any new director whose election was approved by at least two-thirds of the directors, cease to constitute a majority of the Board; or

     o our stockholders approve a merger or consolidation other than one where our outstanding voting securities before the transaction constitute 50% or more of the outstanding securities of the entity surviving the transaction or where a recapitalization is effected in which no person acquires 25% or more of EVCI's voting securities; or

     o our stockholders approve a total liquidation of EVCI or sale of all or substantially all of EVCI's assets.

     The agreement expires September 30, 2001, but is subject to automatic extension to December 31, 2001, and, thereafter, for successive one-year terms, unless otherwise terminated by either party. The agreement requires severance payments to Dr. Buntzman of 2.99 times the sum of his base salary and the highest annual bonus, if any, paid to him during the three previous years and the continuation of his medical and dental insurance benefits. The agreement requires these payments to be made in equal installments over a 36-month period and for the insurance benefits to continue for 36 months.

CERTAIN TRANSACTIONS

     In November 2000, EVCI engaged Prime Charter Ltd. to value warrants to purchase 722,223 shares of our common stock issued in September 2000 in the private placement of 130,000 shares of our 7% Series B, Convertible Preferred Stock described below. For this services, we paid Prime Charter $75,000 plus accountable expenses not exceeding $500. Philip M. Getter, who is a Class 1 director and nominee, was a managing director and head of corporate finance of Prime Charter when we received and paid for this valuation. Effective January 1, 2001, Mr. Getter became a consultant to EVCI, on a month to month basis. For his consulting services, we paid him $10,000 per month to April 15, 2001 and since April 15, 2001, we have been paying him $5,000 per month.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of their holdings of, and transactions in, our common stock. Based solely upon our review of copies of such reports and written representations from reporting persons that were provided to us, we believe that our officers, directors and 10% stockholders complied with these reporting requirements, except that DEWI Investments Limited filed a Form 5 in lieu of one Form 4 that was not filed by the applicable deadline.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 9, 2001, the beneficial ownership of common stock by each person (or group of affiliated persons) known by EVCI to own beneficially more than 5% of the outstanding shares of common stock, each director and executive officer of EVCI, and all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.




                                                          SHARES OF
                                                         COMMON STOCK           PERCENTAGE OF
NAME OF BENEFICIAL OWNER*                              BENEFICIALLY OWNED        TOTAL SHARES
------------------------                               ------------------       --------------
Dr. Arol I. Buntzman                                       965,754(1)                 21.3
Dr. John J. McGrath                                        200,146(2)                  4.4
Richard Goldenberg (3)                                      66,627                     1.5
Tayside Trading Ltd. (4)                                   417,705(5)                  9.0
  125/5 Sanhedria Murchevet, Jerusalem, Israel
DEWI Investments Limited (6)                               507,334                    11.3
  37 Bar Ilan Street, Jerusalem, Israel
B&H Investments Ltd (7)                                    239,409(8)                  4.2
  50 Town Range, Gibraltar
Amananth Trading LLC                                       493,669(9)                  9.9
  2 American Lane, Greenwich, CT
Royce N. Flippin, Jr.                                        5,000(10)                 0.1
Arthur H. Goldberg                                         114,000(11)                 2.5
Philip M. Getter                                            38,333(12)                  .7
All directors and executive officers as a group
(6 persons)                                              1,120,820(13)                23.4
------------------------

     *Unless otherwise indicated, the address for each stockholder is c/o Educational Video Conferencing, Inc., 35 East Grassy Sprain Road, Suite 200, Yonkers, New York 10710.

(1) Includes 60,000 shares underlying currently exercisable options. Also includes the 200,146 and 66,627 shares beneficially owned, respectively, by Dr. McGrath and Mr. and Mrs. Goldenberg. An agreement between Drs. Buntzman and McGrath gives Dr. Buntzman the right to direct the vote of the shares owned by Dr. McGrath as Dr. Buntzman directs until December 31, 2001. Additionally, Dr. Buntzman has the right to direct the vote of the shares owned by Mr. and Mrs. Goldenberg until December 31, 2001 pursuant to an agreement with them.

(2)  Includes 20,000 shares underlying currently exercisable options.

(3) Includes 7,500 shares underlying currently exercisable options. The remaining shares are owned jointly by Mr. Goldenberg and his wife. Excludes 5,000 shares owned by Mr. Goldenberg's adult children, as to which Mr. and Mrs. Goldenberg disclaim beneficial ownership.

(4)  The ultimate beneficial owner is Mr. Esriel Pines.

(5)  Includes 167,705 shares underlying currently exercisable warrants.

(FOOTNOTES CONTINUE ON NEXT PAGE.)

(6)  The ultimate beneficial owner is Mr. Aron Gee.

(7)  The ultimate beneficial owners are Mr. Chaim Segal and Mr. Simcha
     Senerovitch.

(8)  Includes 46,545 shares underlying currently exercisable warrants.

(9) Also owned beneficially by Amaranth Advisors, L.L.C., the managing member of Amaranth Trading, and Nicholas M. Maounis, the managing member of Amaranth Advisors. Includes 45,000 shares owned by Amaranth Securities LLC, an affiliate of Amaranth Trading, and 20,000 shares are owned by Mr. Maounis. The remaining 428,669 shares underlie a portion of the 100,000 shares of Series B preferred and related warrants issued initially to Paloma Strategic Fund L.P. and subsequently transferred to its affiliate, Amaranth Trading. Except for the ownership limitation described below, the 100,000 shares of Series B preferred stock would be convertible into 740,741 shares of common stock, based on the initial conversion price of $13.50 per share, and the related warrants would be exercisable for 555,556 shares of common stock, or the total of 1,296,297 shares. However, the number of shares of common stock into which the shares of Series B preferred and related warrants are convertible and exercisable is limited to the number which would result in Amaranth Trading and its affiliates beneficially owning, together, not more than 9.99% of all the outstanding shares of our common stock. Amaranth Trading and its affiliates expressly disclaim beneficial ownership of any shares of our common stock in excess of this limitation. Amaranth Trading, Amaranth Advisors and Amaranth Securities also disclaim any beneficial ownership of the 20,000 shares owned by Mr. Maounis.

(10) Shares underlying currently exercisable options.

(11) Includes currently exercisable options and warrants to purchase 79,000 shares.

(12) Includes 3,750 shares owned by Mr. Getter's wife, as to which Mr. Getter disclaims beneficial ownership, 3,333 shares underlying currently exercisable options and 24,000 shares underlying currently exercisable warrants.

(13) Includes 203,833 shares underlying currently exercisable options and warrants.

        RATIFICATION OF THE TERMS AND ISSUANCE OF OUR SERIES B PREFERRED
                           STOCK AND RELATED WARRANTS


REASONS FOR RATIFICATION

     Unless we obtain stockholder ratification of the terms and issuance of our Series B preferred and related warrants, EVCI would be required, by the provisions of the Series B preferred, to redeem at 120% of their stated value plus accrued dividends all shares of Series B preferred that, upon their conversion, would result in the issuance of more than 898,142 shares of our common stock. This calculation would give effect to all prior issuances of our common stock upon conversion of, or in payment of dividends on, Series B preferred and exercise of the related warrants.

     NASD Marketplace Rule 4350(i)(D)(ii), requires us to obtain stockholder approval of a private placement involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for our common stock) equal to 20% or more of our common stock outstanding before the initial issuance of such securities, where the issuance is for less than the greater of book or market value of our common stock at the time of initial issuance. The initial conversion price of the Series B preferred and initial exercise price of the warrants was not less than the greater of book or market value of our common stock. However, as a result of reset and antidilution provisions they could become less.

     Accordingly, management strongly recommends that stockholders vote FOR ratification of the terms of the Series B preferred and related warrants.

PRIVATE PLACEMENT

     In order to obtain needed additional financing for our business, on September 22, 2000, we created a new series of preferred stock designated Series B 7% Convertible Preferred Stock. The Series B preferred consists of 200,000 shares, each having a stated value of $100 per share. The Series B preferred has been offered privately, together with warrants to purchase our common stock, to selected investment entities at $100 per share.

     To date, we have received gross proceeds of $13,000,000 from issuances of Series B preferred and warrants as follows:


                                SHARES OF SERIES     SHARES OF COMMON STOCK      ISSUE
          BUYER                   B PREFERRED          UNDERLYING WARRANTS       DATE
--------------------------      ----------------     -----------------------     -----
Amaranth Trading LLC                100,000                 555,556             9/22/00
Seneca Capital                      13,080                   72,667             9/27/00
International, Ltd.
Seneca Capital, L.P.                 6,920                   38,444             9/27/00
Merced Partners Limited              5,000                   27,778             9/29/00
Partnership
Lakeshore International,             5,000                   27,778             9/29/00
Ltd.
                                    -------                 -------
                                    130,000                 722,223
                                    =======                 =======

     The terms of the Series B preferred permitted us to continue to sell the remaining 70,000 shares and related warrants, until March 22, 2001, on the same terms as those specified below. No additional shares or warrants were sold and none are expected to be sold.

     After paying offering expenses, we received net proceeds of approximately $12,850,000 from the sale of 130,000 shares of Series B preferred and warrants. Of these proceeds, $3,220,000 was used to redeem all outstanding shares of our Series A 7.5% Convertible Preferred Stock and the balance of approximately $9,630,000 is being used for capital expenditures and general corporate purposes.

     A brief summary of the terms of the Series B preferred and warrants follows. This summary is qualified by reference to the exhibits to our form 8-K dated September 22, 2000 and filed with the SEC on October 5, 2000.

SERIES B PREFERRED

     RANK. The Series B preferred ranks senior, as to dividends, liquidation and voting rights, to all capital stock of EVCI.

     DIVIDENDS. Holders of Series B preferred are entitled to receive semi-annual cumulative cash dividends as and when declared by our board of directors, at an annual rate of 7% of the stated value, in preference to any dividend on EVCI's common stock or any other series of junior preferred stock, and pari passu with any parity preferred stock. Our board has not declared any dividend on the Series B preferred and it does not expect to declare any Series B preferred dividend for the foreseeable future. Cumulative dividends are payable upon the conversion of the Series B preferred, subject to applicable law.

     LIQUIDATION PREFERENCE. In the event of the liquidation, merger, where we are not the survivor, or sale of all or substantially all of the assets of EVCI, Series B preferred holders will be entitled to receive 100% of the stated value of their shares plus accrued and unpaid dividends, in preference to the holders of EVCI's common stock and any series of junior preferred stock and pari passu with any parity preferred stock.

     VOTING RIGHTS. Except as permitted by Delaware law, and with respect to the protective provisions referred to below, the Series B preferred has no voting rights.

     OPTIONAL CONVERSION. Prior to September 22, 2003, the Series B preferred will be convertible at any time at the option of the holder, in whole or in part, into shares of our common stock. The initial conversion price is $13.50 per share of common stock, subject to adjustment. In addition to the antidilution adjustments discussed below, on September 22, 2001, the conversion price will be reset to the lower of :

     o  $13.50 and
     o the 10-day average closing bid price for our common stock for the period ending on September 22, 2001, but to not lower than $6.75.

     AUTOMATIC CONVERSION. On September 22, 2003, any outstanding Series B preferred will automatically convert into our common stock at a conversion price equal to the lower of:

     o  the reset conversion price as of September 22, 2001 and
     o the 10-day average closing bid price for our common stock for the period ending on September 22, 2003, but to not lower than 50% of such reset conversion price.

     ANTIDILUTION ADJUSTMENTS. The conversion price is subject to customary antidilution adjustments for stock splits and stock dividends. The conversion price is also subject to a customary, weighted average adjustment as a result of issuances in private placements of our common stock, or securities exercisable for or convertible into our common stock, in each case at a price below the conversion price, other than issuances of Excluded Shares, as defined in the Series B preferred Certificate of Designations.

     REDEMPTION. The Series B preferred is not redeemable at our option.

     If EVCI, at its sole option, issues its securities for cash and/or indebtedness, for a price below the conversion price and the result is a change of control that is reportable pursuant to Schedule 14A of the proxy rules, holders of Series B preferred will have a one-time option to require EVCI to redeem the Series B preferred at a price of 105% of the stated value, plus accrued dividends.

     We would be required to redeem the Series B preferred as described above under the caption "Reason for Ratification."

     We are seeking stockholder approval at the annual meeting to amend our certificate of incorporation to delete another provision that requires us to redeem shares of Series B Preferred.

     REGISTRATION OF COMMON STOCK UNDERLYING SERIES B PREFERRED AND WARRANTS. We have registered under applicable securities laws, for resale by the purchases to date of our Series B preferred, all of the shares of our common stock that they acquire upon conversion of the Series B preferred and exercise of related warrants.

     CO-SALE RIGHTS OF SERIES B PREFERRED. Holders of Series B Preferred have certain co-sale rights in connection with sales of common stock in private transactions by Dr. Arol I. Buntzman, our chairman and chief executive officer.

     PROTECTIVE PROVISIONS. Without the vote or consent of the holders of two-thirds of the then-outstanding shares of Series B preferred (determined on an as converted basis) EVCI cannot take certain action, including the following:

     o  issue shares of Series B preferred;

     o increase or decrease the total authorized shares of any series of our preferred or common stock;

     o effect a merger or sale of all or substantially all the assets of EVCI or any of its subsidiaries;

     o  declare or pay any dividends to our common stockholders;

     o  incur indebtedness of more than $15,000,000; or

     o issue any additional shares of EVCI's capital stock at a discount to the average closing bid price of our common stock for the 10 trading days prior to such issuance, except for issuances of certain shares.

RELATED WARRANTS

     AMOUNT. Warrants were issued with the Series B preferred to purchase the number of shares of EVCI's common stock as equals 75% of the total stated value of Series B preferred issued to a holder divided by $13.50.

     TERM. Warrants expire on the third anniversary of their issue date.

     EXERCISE PRICE. Initially, warrants are exercisable at $20.25 per share. Warrants permit customary cashless exercise.

     ANTIDILUTION ADJUSTMENTS. The warrant exercise price is subject to customary antidilution adjustments for stock splits and stock dividends. The exercise price is also subject to a customary weighted average adjustment as a result of issuances of our common stock, or securities convertible into or exercisable for our common stock, below fair market value (as determined in good faith by our board of directors), other than issuances of Excluded Shares.

            AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO DELETE A PROVISION REQUIRING REDEMPTION OF OUR SERIES B PREFERRED

REASONS FOR THE AMENDMENT

     We recently receive a letter from Nasdaq advising that we are no longer in compliance with Marketplace Rule 4310(c)(2)(B) because we do not currently have at least one of the following:

     o  net tangible assets of $2,000,000, or
     o  market capitalization of $35,000,000, or
     o $500,000 of net income for our most recently completed fiscal year or for two of our three most recently completed fiscal years

     If we cannot comply with this rule, our common stock, will be delisted from The Nasdaq SmallCap Market. We can become compliant again if we can reclassify our Series B preferred as permanent equity, thereby increasing our net tangible assets by approximately $12,350,000.

     In calculating our net tangible assets, Nasdaq requires us to deduct approximately $12,350,000 book value of our Series B preferred from our total assets. This deduction is required because our Series B preferred is deemed to be redeemable stock that cannot be classified as permanent equity under applicable SEC accounting rules. It cannot be permanent equity as long as it is redeemable upon the occurrence of an event that is not solely within our control. As a result, at December 31, 2000, we had a net tangible asset deficiency of approximately $(455000).

     At March 31, 2001 our net tangible assets would have been approximately $10,000,000 if the book value of our Series B preferred was not deducted from our total assets in computing our net tangible assets.

     If we are unsuccessful in persuading Nasdaq that we can achieve and sustain compliance with this and all other listing requirements, Nasdaq will delist our common stock from The Nasdaq SmallCap Market.

     If our common stock is delisted, subsequent trading, if any, in our common stock would likely be conducted on the OTC Bulletin Board. An investor could find it more difficult to dispose of or to obtain accurate quotations for our common stock if it is delisted. In addition, delisting may cause a decline in our common stock price, the loss of news coverage about us and difficulty for us in obtaining future financing. Consequently, the liquidity of our common stock could be impaired, not only as to the volume of shares which could be bought and sold during specific time intervals, but also by delays in the timing of transactions.

REDEMPTION PROVISION

     A provision in our certificate of incorporation requires us to redeem Series B preferred shares at the option of the holders in the event a federal court having jurisdiction holds that a "blocker" provision is ineffective. This provision prohibits a Series B preferred holder from converting shares of Series B preferred into shares of our common stock if the conversion would result in the holder being deemed a beneficial owner of more than 9.99% of our outstanding common stock. We believe that current case law and the SEC's position regarding similar blocker provisions makes it highly unlikely that a redemption right would accrue to the Series B preferred holders under this provision. Accordingly, at the annual meeting, we are proposing an amendment to our certificate of incorporation that deletes the redemption right but does not change the blocker provision.

     Our board of directors can take all action it deems necessary or appropriate, in accordance with Delaware Law, to obtain the consent of the Series B preferred holders.

     The board believes the detriment to the Series B preferred holders from a delisting of our common stock is much greater than the benefit to them of the extremely remote possibility that a redemption will be triggered under the provision we are seeking to delete. The Series B preferred holders say they do not agree and have made demands for their consent that are unacceptable to our board.

     Management strongly recommends that stockholders vote FOR the amendment.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     With the approval of the audit committee, the board of directors has appointed Goldstein Golub Kessler LLP, independent auditors, to audit our consolidated financial statements for our fiscal year ending December 31, 2001. GGK has served as our independent auditors since 1997. You are being asked to ratify this appointment at the annual meeting. Notwithstanding this appointment, the board of directors, in its discretion, may appoint of new independent auditors at any time during the year, if the board of directors feels that such a change would be in the best interests of EVCI and its stockholders.

     AUDIT FEES. We were billed a total of approximately $74,000 by GGK for its services rendered for the audit of our fiscal year 2000 financial statements for reviewing our financial statements included in our forms 10-QSB during 2000 and for other services relating to our filings with the SEC.

     GGK has a continuing relationship with American Express Tax and Business Services, Inc. GGK leases auditing staff from Amex TBS who are full-time, permanent employees of Amex TBS. GGK partners provide non-audit services through Amex TBS. Accordingly, GGK has no full-time employees and none of the audit services performed for us were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. No services were billed to us, by either GGK or Amex TBS during 2000 relating to direct or indirect services for financial implementation systems design or implementation.

     ALL OTHER FEES. For tax preparation services rendered by Amex TBS during 2000, we were billed a total of approximately $15,000. The audit committee has considered whether the provision of these non-audit services by Amex TBS is compatible with maintaining the independence of GGK.

     Representatives of GGK are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

     We know no other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the board of directors recommends.


                                         By order of the board of directors,


                                         Richard Goldenberg
May 21, 2001                             SECRETARY

                                                                 APPENDIX A

                      EDUCATIONAL VIDEO CONFERENCING, INC.
                             AUDIT COMMITTEE CHARTER

                            As amended April 30, 2001
FORMATION

The board of directors hereby establishes a committee of the board to be known as the audit committee.

MEMBERSHIP

The committee shall be appointed by the board from among the nonexecutive directors of the corporation and shall consist of not less than three members who have the qualifications required by applicable regulations and listing requirements. A quorum shall be a majority of the members. Each committee member shall be free of any relationship that, in the opinion of the board of directors, could interfere with his or her exercise of independent judgment as a committee member.

The chairman, if any of the committee shall be appointed by the board.

ATTENDANCE AT MEETINGS

The corporation's principal financial and accounting officer(s) and a representative of the independent auditors shall normally attend audit committee meetings. Other board members shall also have the right to attend. However, at least once a year the committee shall meet with the external auditors without members of management present.

The corporation's secretary or a person selected by the committee, shall be the secretary of the committee.

FREQUENCY OF MEETINGS

Regular meetings shall be held not less than twice a year. The independent auditors may request a special meeting if they consider that one is necessary. Participants may attend meetings by means of communications equipment that permits all participants to hear each other.

AUTHORITY

The committee is authorized by the board to investigate any activity within the scope of its duties. It is authorized to seek any information it requires from any employee and all employees are directed to co-operate with any request made by the committee.

The committee is authorized by the board to obtain outside legal or other independent professional advice and to secure the attendance of outsiders with relevant experience and expertise if it considers this necessary.

RESPONSIBILITIES

In carrying out its duties, the audit committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and stockholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee shall:

o Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the corporation.

o Meet with the independent auditors and principal financial and accounting officer(s) of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and review such audit, including any comments or recommendations of the independent auditors.

o Review with the independent auditors and the corporation's financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

o Review the 10-Q, prior to its filing, with the principal financial and accounting officer(s) and the independent accountants. One member of the committee, designated by the committee, may represent the full committee for the purposes of this review.

o Review the financial statements contained in the 10-K, prior to its filing, with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of these financial statements. Any changes in accounting principles should be reviewed.

o Without members of management present, discuss with the independent auditors' their evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

o Investigate any matter brought to its attention within the scope of its duties.

o Review and, if appropriate, recommend to the board amendments to, this charter at least annually.

REPORTING PROCEDURES

The secretary shall circulate the minutes of meetings of the committee to all members of the board.